UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 6, 2023

GOLUB CAPITAL PRIVATE CREDIT FUND

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01555	92-2030260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, 25th Floor, New York, NY	10106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 750-6060

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 6, 2023 (the “Effective Date”), Golub Capital Private Credit Fund (the “Company”) entered into a senior secured revolving credit facility (the “SMBC Credit Facility”) with the Company, as borrower, Sumitomo Mitsui Banking Corporation (“SMBC”), as administrative agent and as collateral agent, and the lenders and issuing banks from time to time party thereto.

Under the SMBC Credit Facility, the lenders have agreed to extend credit to the Company in an initial aggregate amount of up to $490 million in U.S. dollars and certain agreed upon foreign currencies with an option for the Company to request, at one or more times, that existing and/or new lenders, at their election, provide up to $1.5 billion of additional commitments. The SMBC Credit Facility provides for the issuance of letters of credit in an initial aggregate face amount of up to $50 million, subject to increase or reduction from time to time pursuant to the terms of the SMBC Credit Facility.

Availability under the SMBC Credit Facility (the “Availability Period”) will terminate on September 6, 2027 (the “Commitment Termination Date”), and the SMBC Credit Facility also requires mandatory prepayment of interest and principal upon certain events during the term-out period commencing on the Commitment Termination Date.

Borrowings under the SMBC Credit Facility are subject to compliance with a borrowing base test. Interest under the SMBC Credit Facility is payable, at the Company’s election, at either Daily Simple RFR, Term SOFR (or other term benchmark rate) or the base rate option (which is the greatest of (a) the prime rate as last quoted by The Wall Street Journal, (b) the sum of (x) the greater of (I) the federal funds effective rate and (II) the overnight bank funding rate plus (y) 0.5%, and (c) one month Term SOFR plus 1% per annum) plus an applicable margin equal to (I) (a) if the Gross Borrowing Base is less than 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 1.125% per annum; (ii) with respect to any Term Benchmark Loan, 2.125% per annum; and (iii) with respect to any RFR Loan, 2.125% per annum or (b) if the Gross Borrowing Base is greater than or equal to 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 1.00% per annum; (ii) with respect to any Term Benchmark Loan, 2.00% per annum; and (iii) with respect to any RFR Loan, 2.00% per annum plus (II) an applicable credit spread adjustment of (a) with respect to any Term Benchmark Loan denominated in Dollars, a flat credit adjustment spread of 0.10%; and (b) with respect to any RFR Loan denominated in Sterling, a flat credit spread adjustment of 0.0326% (capitalized terms as defined in the SMBC Credit Facility). The Company will pay a commitment fee of 0.375% per annum on the daily unused portion of commitments under the SMBC Credit Facility during the Availability Period. The Company also will be required to pay letter of credit participation fees and a fronting fee on the daily amount of any lender’s exposure with respect to any letters of credit issued at the request of the Company under the SMBC Credit Facility.

In connection with the SMBC Credit Facility, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. In addition, the Company must comply with the following financial covenants: (a) the Company must maintain a minimum stockholders’ equity, measured as of each fiscal quarter end; and (b) the Company must maintain at all times a 150% asset coverage ratio.

The SMBC Credit Facility contains events of default customary for facilities of this type. Upon the occurrence of an event of default, SMBC, at the instruction of the lenders, may terminate the commitments and declare the outstanding advances and all other obligations under the SMBC Credit Facility immediately due and payable.

The SMBC Credit Facility is secured by a first priority security interest in substantially all of the assets of the Company and certain of the Company’s subsidiaries thereunder.

The description above is only a summary of the material provisions of the SMBC Credit Facility and is qualified in its entirety by reference to a copy of the SMBC Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 of this current report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*	Senior Secured Revolving Credit Agreement, dated as of September 6, 2023, by and among Golub Capital Private Credit Fund, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent and as collateral agent, and the lenders and issuing banks from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital Private Credit Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL PRIVATE CREDIT FUND

Date: September 12, 2023	By:	/s/ Christopher C. Ericson
	Name:	Christopher C. Ericson
	Title:	Chief Financial Officer and Treasurer